*** indicates material has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this agreement has been filed separately with the Securities and Exchange Commission.

Exhibit 10.1

August 28, 2015

Mr. Richard Rawson
President, Insperity
19001 Crescent Springs Drive
Kingwood, Texas 77339-3802

Re: Insperity and UnitedHealthcare Agreement Extension

Dear Richard:

On behalf of our executive leadership team at UnitedHealthcare, I am presenting this revised Letter of Agreement proposing the relevant terms and conditions of the modifications to the existing contracts between United HealthCare Insurance Company (“UnitedHealthcare”) and Insperity Holdings, Inc. (“Insperity”) that we trust you will find agreeable.

Upon execution, this letter and the attached Terms of Agreement (Exhibit A) will constitute a legally binding agreement as to the principal terms of amendments to the Minimum Premium Financial Agreement and the Minimum Premium Administrative Services Agreement, each by and between Insperity and UnitedHealthcare, as amended and restated from time to time (collectively, the “Medical Definitive Agreements”), and the Agreement Regarding Dental Insurance by and between Insperity and UnitedHealthcare, as entered into effective January 1, 2004 (the “Dental Definitive Agreement.

Insperity and UnitedHealthcare acknowledge and agree that the terms and conditions of this letter and the attached Exhibit A relating to the Medical Definitive Agreements, including the existence hereof, are subject to the provisions of Section 5(e) of the Minimum Premium Administrative Services Agreement (relating to publicity of the arrangement). The parties also agree that the terms and conditions of this letter and the attached Exhibit A relating to the Dental Definitive Agreement, including the existence hereof, are subject to the same confidentiality terms described herein. As such, Insperity and UnitedHealthcare each agree not to make any unauthorized disclosure or public announcement concerning the subject matter hereof without the written consent of the other.

UnitedHealthcare executive leadership fully supports the additional two year extension and firmly believes that this extension will allow our respective companies to post strong growth results while providing the best solutions to healthcare needs and a turnkey solution for many healthcare reform challenges. We look forward to continued mutual success of our relationship.

If this letter and the terms set forth in Exhibit A are in accordance with your understanding of the proposed modifications to our existing contracts, please sign below and return an executed copy to me via email to anthony_r_carr@uhc.com or facsimile at (954) 378-0771. Should you have any questions, please call me at (954) 378-0596.

Best Regards,

/s/ Anthony R. Carr

Anthony R. Carr
National Vice President, PEO, Private Equity & Trust Division
UnitedHealthcare

AGREED TO AND ACCEPTED BY:

Insperity Holdings, Inc.

/s/ Richard G. Rawson

By:    Richard G. Rawson

Its:    President

Date: __August 31, 2015

cc: Kim Bacon, Managing Director, Health and Welfare Services

Exhibit A
UnitedHealthcare/Insperity
Terms of Agreement
August 28, 2015

For consistency, clarity and ease of communication, this Terms of Agreement uses defined terms from both of the Medical Definitive Agreements between Insperity and UnitedHealthcare

UnitedHealthcare (UHC) and Insperity desire to add an additional two years onto the agreement extension executed in 2014 via Letter of Agreement, including annual *** on the ***, *** and dental insurance premium, while also implementing the following provisions to extend the existing agreement through December 31, 2019:

1)
In keeping with previous agreements, UHC’s suggested language is as follows: "Competitive" means that either (i) the Company and the Employer agree or (ii) an independent consultant chosen by mutual agreement of the parties has determined, that such product ranks either ***, *** or *** as compared to competing products of other vendors in the designated market.  In making any determination of the rank of a product in a market, such consultant shall apply such criteria relating to ***, *** and *** as it shall determine appropriate.  All fees and expenses of any such consultant shall be paid by the Employer.

a.
The exclusivity provisions shall not apply to any Client of Insperity where a state or municipality requires issuance of small business policies directly to Clients and/or Employees, nor shall it apply to Clients and/or Employees who elect coverage under a federal, state or private exchange. Insperity and UnitedHealthcare will work together to find mutually agreeable parameters for any Insperity ***.

b.	Barring *** or ***, existing UHC membership is grandfathered for the remainder of the contractual period from the time a competing carrier is introduced into a market.

c.	When a new carrier is added to a UHC market, the *** is made at the *** and not the ***.

d.
If there is a *** to the Company *** network in a Market, if no group health insurance or similar product is offered by the Company in the Market, or if no group health insurance or similar product offered by the Company is Competitive in that Market, the Employer may offer, subject to the existing terms of our agreement, the health insurance or similar products of a Competing Vendor in such market.  Only *** will be introduced into a limited number of Markets, not to exceed *** Markets, through December 31, 2019. The *** market cap does not apply if changes are *** by *** or ***.

e.
*** and *** will remain exclusive markets. If agreed to by both parties, the exclusivity requirement will be modified if changes are *** by *** or *** (to the extent not previously addressed in subparagraph a to this section 1).

f.
UnitedHealthcare will be the exclusive Vendor for *** coverage offered in the *** markets. If agreed to by both parties, the exclusivity requirement can be modified if changes are mandated by *** or *** (to the extent not previously addressed in subparagraph a to this section 1).

g.	UHC will be notified at least 90 days prior to the introduction of a competing carrier into a market.

2)
Renew UHC Dental coverage with *** renewal in 2016, *** renewal in 2017 and *** renewal *** in 2018. 2019 Dental renewal will be calculated via normal experience rating and mutually agreed on by UHC and Insperity.

3)	Renew OptumHealth (OH) Care24 w/ Worklife Solutions at *** through 2019.

4)	***, as measured on *** each contract year, will set the level of combined *** and the *** for the current year. *** includes all *** for coverage in *** or *** as per current agreement.

a.	2016 CY *** – the *** portion of the *** will be *** by *** and the *** and *** portion of the *** will be *** by ***.

b.	2017 CY *** – based on *** increased by *** if *** exceeds ***, increased by *** if *** is less than ***.

c.	2018 CY *** – based on 2017 PEPM increased by *** if *** exceeds ***, increased by *** if *** is less than ***.

d.	2019 CY *** – based on *** increased by *** if *** exceeds ***, increased by *** if *** is less than ***.

5)	*** and *** will continue to be a pass through of actual expenses.

6)
If *** below the following thresholds, the *** by the percentage in the table. *** includes *** for *** in *** or *** as per current agreement. The total *** measurements process remains the same as current agreement.

*** below        *** *** *** ***
***             *** *** *** ***
Cumulative ***     *** *** ***